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                             [FORM OF PRESS RELEASE]

                       MIDAMERICAN ENERGY HOLDINGS COMPANY

                   MIDAMERICAN ENERGY HOLDINGS COMPANY RENEWS
                             SHAREHOLDER RIGHTS PLAN

         DES MOINES, IA, U.S.A. - September 14, 1999, MidAmerican Energy Holdings Company (NYSE: MEC, PCX and London) announced today that its Board of Directors has renewed the Company's shareholder rights plan designed to protect its shareholders from unsolicited takeover proposals and require that acquisition proposals are negotiated with the Company's Board.

         A new amended and restated plan was adopted in the normal course of updating and extending the predecessor shareholder rights plan, which was scheduled to expire on November 30, 1999, and not in response to any acquisition proposal. The expiration date of the rights plan has been extended to September 14, 2009.

         The amended plan reflects prevailing shareholder rights plan terms. The share ownership level which triggers the exercise of the rights and the flip-in and flip-over features of the rights plan has been reduced to 15% and the exercise price of the rights has been increased to $140 per right.

         MidAmerican Energy Holdings Company, headquartered in Des Moines, Iowa, USA, has approximately 9,700 employees and is the largest publicly traded company in Iowa. Through its retail utility subsidiaries, MidAmerican Energy in the U.S. and Northern Electric in the U.K., the Company provides electric service to 2.2 million customers and natural gas service to 1.2 million customers worldwide. Through CalEnergy, the Company's independent power production and non-regulated business subsidiaries, and MidAmerican Energy's utility operations, MidAmerican manages and owns interests in approximately 8,300 net megawatts of diversified power generation facilities in operation, construction and development. Information about MidAmerican and its three principal subsidiary companies is available on the Internet at www.midamerican.com.